SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Com Only (as permitted by Rule 14a.6)
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date File:

October 25, 2002

Dear Dr. ________________________:

On Sunday, October 13th, the work at the Special Shareholders Meeting of Triple-S Management Corporation commenced, where 57.3% of the voting shares issued and outstanding were present and represented. This Meeting had one of the biggest participation rates, which permitted us to begin the work at 9:00 am.

As indicated in the Notice, the purpose of the Meeting is to consider the amendments to the Articles of Incorporation and the By-laws that are needed in order to implement the proposal approved at the Annual Meeting on April 29, 2001. This proposal is the best option to address two matters of great importance: the transfer of shares to the spouse or heirs that are not physicians or dentists and the increase of the shareholders base with more physicians and dentists.

Since permitting that persons that are not physicians or dentists become shareholders of the Corporation will constitute a significant change to the shareholders base, the affirmative vote of at least 75% of the shares issued and outstanding is needed, according to the provisions of the Articles of Incorporation. Therefore, at the Meeting, 96.9% (5,190 shares) of the shares present and represented voted in favor of continuing the Meeting at a later date, in order to obtain the maximum participation of our shareholders.

It is important that your shares be represented. I encourage you to send your proxy as soon as possible by fax at (787) 749-4191, or to the following address:

Office of the Secretary of the Board of Director Triple-S Management Corporation PO Box 363628 San Juan, Puerto Rico 00936-3628 Attention: Dr. Jesús Sánchez-Colón

If you attend the Continuation of the Meeting and register to vote, the power will automatically be revoked, so you will be able to vote your shares personally. If you have any questions regarding this matter, please call at (787) 749-4122.

There is no doubt that a solid entity needs shareholders that are committed and willing to actively participate in the Meetings. Your participation is essential in order to contribute to the strengthening of Triple-S Management.

Counting on you,

Fernando J. Ysern-Borrás, MD
Chairman of the Board of Directors

Annex